Legend Oil and Gas, Ltd. 10-Q

Exhibit 10.1

November 16, 2015

Legend Oil and Gas, Ltd.

555 North Point Center E.

Suite 400

Alpharetta, GA 30022

Gentlemen:

This letter agreement (the “Agreement”) amends the prior letter Agreement dated September 2015, and sets forth the understanding between Northpoint Energy Partners, LLC (‘Northpoint”) and Legend Oil & Gas, Ltd. and its affiliated entities (collectively, the “Company”) for the engagement of Andrew Reckles, Managing Partner of Northpoint, to serve as Chairman of the Board and chief executive officer of the Company (“Mr. Reckles” or the “CEO”) during the term hereof. This Agreement shall be effective on the date that it is executed by you in the space provided for your signature below.

I. APPOINTMENT OF CHIEF EXECUTIVE OFFICER

Northpoint will continue to provide Mr. Reckles services as CEO of the Company subject to the terms and conditions of this amended Agreement.

II. TERM

The term of Mr. Reckles appointment shall be effective on this date and shall be twelve (12) months from and after the date hereof (the “Employment Term”) unless sooner terminated as more fully provided in Section V hereof. Each twelve-month period of the Employment Term beginning on the date hereof shall be hereinafter referred to as an “Employment Year”.

III. SCOPE AND LOCATION OF SERVICES

Mr. Reckles’ ordinary course duties as CEO will involve managing the Company’s day to day business affairs and he shall have such duties, authority and responsibility as shall be determined and are assigned to him by the Board of Directors of the Company (the “Board”), which duties, authority and responsibility are consistent with the position of CEO. During the Employment Term, Mr. Reckles shall also serve as Chairman of the Board. During the Employment Term, Mr. Reckles shall devote such time as is necessary to perform such duties and responsibilities but shall be free to engage in any other business, profession or occupation for compensation or otherwise so long as same will not conflict or interfere with the performance of such duties and responsibilities. The CEO shall perform his duties and responsibilities hereunder either at the offices of the Company or Northpoint or such other place as is convenient to the CEO.

IV. FEES AND EXPENSES

A.	Amended Base Compensation

As base compensation (“Base Compensation”) for the CEO’s services, the Company shall pay the CEO a non-refundable fee of $20,000 per month payable in advance on the date hereof and each successive monthly anniversary date of this Agreement.

It is currently understood and agreed, that as of the date of this Amended letter agreement, that Northpoint is owed, from deferred bonuses and banking fees earned since June of 2014, and that the Company has accrued on its audited financial statements an amount equal to $778,333. It is hereby understood, that with the exception of the “annual bonus” for 2015, Northpoint will, with the execution of this amended agreement, waive all other accrued fees and bonuses.

B.	Additional Compensation.

In addition to the Base Compensation the CEO will receive additional compensation (the “Additional Compensation”) as follows:

(1) reimbursement, on a monthly basis, of his out-of-pocket costs and expenses to obtain health insurance policy coverage for himself and his wife that is satisfactory to Mr. Reckles payable monthly by the Company provided, however, that the maximum amount payable by the Company to Mr. Reckles in connection therewith shall not exceed $1000 per month;

(2) Starting in calendar year 2015, an annual bonus (“annual bonus”) payable either in common stock of the Company or cash or a combination thereof, at the option of the BOD in the amount of or having a value equal to up to 50% of your Base Compensation at the time; annual bonuses shall be based on performance criteria to be determined by the Board; any annual bonus shall be accrued and earned monthly throughout the Calendar year, but will be payable on February 1st of the year following the year in which the bonus is earned. The annual bonus is accrued and earned monthly for each month of service performed in the Calendar year and is to be paid to Mr. Reckles pursuant to the “Termination” section below and

(4) beginning October 1st, 2015, the Company shall provide a Company vehicle to Northpoint for Mr. Reckles’ use.

(5) beginning October 1st, 2015, the Company shall provide a two week annual paid vacation to Mr. Reckles. The vacation shall be paid for by the company up to a total of $20,000.

(6) “Change in Control” bonus. In the event of a change in control as defined below, Mr. Reckles is entitled to receive a one time bonus, in cash, equal to 150% of his Base Compensation PLUS his to date accrued but unearned annual bonus.

(7) EBITDA bonus. Should the Company achieve EBITDA in any quarter of $350,000 or greater, the CEO shall be entitled to a cash bonus equal to $25,000.00.

(8) Transaction Bonus. Should the Company acquire any other company or be acquired by another company during the term of this agreement, the CEO shall receive a bonus equal to 2% of the value of the transaction. The bonus may be paid in cash or in stock of the Company at the option of the Board.

C.	Out-Of-Pocket Expenses

The Company shall pay directly or reimburse the CEO, upon receipt of periodic billings, for all reasonable out-of-pocket expenses incurred in connection with this Agreement and the engagement hereunder, including, but not limited to, travel, lodging, postage, computer and research charges, attorneys’ fees, messenger services, telephone and facsimile services and other charges customarily recoverable as out-of-pocket expenses. In addition, the Company shall pay to Northpoint or Mr. Reckles its or his reasonable legal fees incurred in negotiating and drafting this Agreement.

V. Termination

A.	Termination of Employment.

The Employment Term and the CEO’s employment hereunder may be terminated by Company and the CEO at any time upon mutual agreement of the Company and the CEO or by the CEO or the Company as provided in this Section V. Except as hereinafter provided in this Section V, upon termination of the CEO’s employment during the Employment Term, the CEO shall be entitled to the compensation and benefits described in Section IV hereof through the Termination Date.

B.	Expiration of the Term for Cause or Without Good Reason.

The CEO’s employment hereunder may be terminated by the Company for “Cause”, as such term is hereinafter defined, or by the CEO without “Good Reason”, as such term is hereinafter defined. If the CEO’s employment is terminated by the Company for Cause or by the CEO without Good Reason, the CEO shall be entitled to receive: (i) any accrued but unpaid Base Compensation which shall be paid on the “Termination Date”, as hereinafter defined, within one (1) week following the Termination Date; (ii) any earned but unpaid Annual Bonus with respect to any completed calendar/fiscal year immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment provided; and (iii) reimbursement for unreimbursed business expenses properly incurred by the CEO including, without limitation, health insurance costs as provided in Section IV hereof. For purposes of this Agreement, “Cause” shall mean:

(1)	the CEO’s willful failure to perform his duties and responsibilities (other than any such failure resulting from incapacity due to physical or mental illness);
(2)	the CEO’s willful failure to comply with any valid and legal directive of the Board;
(3)	the CEO willful engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, materially injurious to the Company;
(4)	the CEO’s embezzlement, misappropriation or fraud related to the CEO’s employment with the Company;
(5)	the CEO’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude[, if such felony or other crime is work-related, materially impairs the CEO’s ability to perform services for the Company or results in material/reputational or financial harm to the Company; or
(6)	the CEO’s willful unauthorized disclosure of “Confidential Information”, as hereinafter defined.

For purposes of this provision, no act or failure to act on the part of the CEO shall be considered “willful” unless it is done, or omitted to be done, by the CEO in bad faith or without reasonable belief that the CEO’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the CEO in good faith and in the best interests of the Company. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the CEO ‘s written consent: (i) any material breach by the Company of any material provision of this Agreement including, without limitation, failure to pay the CEO any of the Base Compensation or Additional Compensation provided for herein within five (5) business days of the due date thereof and a material, adverse change in the CEO’s authority, duties or responsibilities (other than temporarily while the CEO is physically or mentally incapacitated or as required by applicable law and (ii) any Change in Control. For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following: (x) one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more 50% of the voting power of the stock of the Company; (y) the sale of all or substantially all of the Company’s assets; or (z) the merger or consolidation of the Company with another person, firm or entity that is not currently an affiliate of the Company.

C.	Without Cause or for Good Reason.

The Employment Term and the CEO’s employment hereunder may be terminated by the CEO for Good Reason or by the Company without Cause. In the event of such termination, the CEO shall be entitled to receive one full year’s worth of the Base Compensation and Additional Compensation provided for in Section IV hereof just as if the CEO had been employed for one full year beyond the termination date.

D.	Death or Disability.

The CEO’s employment hereunder shall terminate automatically upon the CEO’s death during the Employment Term, and the Company may terminate the CEO s employment on account of the CEO’s Disability. If the CEO’s employment is terminated during the Employment Term on account of the CEO’s death or Disability, the CEO (or the CEO’s estate and/or beneficiaries, as the case may be) shall be entitled to receive all of the Base Compensation and Additional Compensation that would have accrued and be payable to the CEO for the Employment Year in which his death or disability occurred. For purposes of clarification, any Annual Bonus for the Employment Year in which the CEO’s death or disability may occur shall be prorated to the date of death or disability. For purposes of this Agreement, “Disability” shall mean the CEO’s inability, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for one hundred eighty (180) days out of any three hundred sixty-five (365) day. Any question as to the existence of the CEO’s Disability as to which the CEO and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the CEO and the Company. If the CEO and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing to the Company and the CEO shall be final and conclusive for all purposes of this Agreement.

E.	Notice of Termination.

Any termination of the CEO’s employment hereunder by the Company or by the CEO during the Employment Term (other than termination pursuant to Section IV.D. on account of the CEO’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section X.J. hereof. The Notice of Termination shall specify: (i) the termination provision of this Agreement relied upon; (ii) to the extent applicable, the facts and circumstances claimed to provide a basis for termination of the CEO’s employment under the provision so indicated; and (iii) the applicable Termination Date.

VI. CONFIDENTIALITY

The CEO agrees to keep confidential all information obtained from the Company, and the CEO will not disclose to any other person or entity, or use for any purpose other than specified herein, any information pertaining to the Company or any affiliate thereof, which is either non-public, confidential or proprietary in nature (“Information”) that he obtains or is given access to during the performance of his duties and responsibilities hereunder. The foregoing is not intended to nor shall it be construed as prohibiting the CEO from disclosure pursuant to valid subpoena, order or other legal compulsion, but the CEO shall not encourage, suggest, invite or request, or assist in securing, any such subpoena, court order, or other legal compulsion, and the CEO shall immediately give notice of any such subpoena, court order, or legal compulsion to the Company. Furthermore, the CEO may make reasonable disclosure of Information to third parties to the extent necessary in connection with his performance of the his duties and responsibilities hereunder. In addition, the CEO shall have the right to disclose to others in the normal course of business his involvement with the Company.

Information includes data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source or object codes, results, models or any work product relating to the business of the Company, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors and consultants.

VII. INDEMNIFICATION, ADVANCEMENT AND EXCULPATION

The Company agrees to indemnify, provide advancement to, and hold harmless Northpoint and the CEO and each of their respective partners, employees and agents (the “Indemnified Persons”), to the fullest extent lawful, from and against any claims, liabilities, losses, damages and expenses (or any action, claim, suit or proceeding (an “Action”) in respect thereof), as incurred, related to or arising out of or in connection with the CEO’s services (whether occurring before, at or after the date hereof) under the Agreement or any Indemnified Person’s role in connection therewith, whether or not resulting from an Indemnified Person’s negligence (“Losses”), provided, however, that the Company shall not be responsible for any Losses that arise out of or are based on any action of or failure to act by the CEO to the extent such Losses are determined, by a final, non-appealable judgment by a court or arbitral tribunal, to have resulted solely from the CEO’s gross negligence or willful misconduct.

The Company agrees to reimburse and provide advancement to the Indemnified Persons for all expenses (including, without limitation, fees and expenses of counsel), including all costs and expenses (including expenses of counsel) incurred by an Indemnified Person to enforce the Indemnified Person’s rights hereunder, as they are incurred in connection with investigating, preparing, defending or settling any Action for which indemnification, advancement or contribution has or is reasonably likely to be sought by the Indemnified Person, whether or not in connection with litigation in which any Indemnified Person is a named party; provided that if any such reimbursement is determined by a final, non-appealable judgment by a court or arbitral tribunal, to have resulted solely from the CEO’s gross negligence or willful misconduct, such Indemnified Person shall promptly repay such amount to the Company. The Company agrees that the CEO shall not have any personal liability to the Company for monetary damages for breach of fiduciary duty, provided that this limitation shall not eliminate or limit the liability of the CEO: (i) for any breach of the CEO’s duty of loyalty to the Company, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the CEO received an improper personal benefit. Notwithstanding the provisions hereof, the aggregate contribution of all Indemnified Persons to all Losses shall not exceed the amount of Base Compensation actually received by the CEO with respect to the services rendered pursuant to the Agreement.

In addition to the foregoing indemnification, advancement, and contribution rights, the Company agrees that the CEO will be entitled to the benefit of the most favorable indemnities provided by the Company to its other officers and directors, whether under the Company’s by-laws, certificates of incorporation, by contract or otherwise. The Company further agrees that it will include and cover the CEO under the Company’s policy for directors’ and officers’ (“D&O”) insurance. The Company agrees to maintain D&O insurance coverage for the CEO for a period of not less than three (3) years following the date of termination of the CEO’s service under this Agreement. In the event that the Company is unable to include the CEO under the Company’s D&O insurance policies or if the Company’s D&O policies do not have first dollar coverage in effect for at least the first $3,000,000, it is agreed that the CEO is permitted to purchase a separate policy for D&O insurance that covers only the CEO and invoice the Company for the costs associated with such policy as an out-of-pocket expense reimbursement under this Agreement. If the CEO is unable to purchase such coverage, then the CEO shall have the right to terminate this Agreement upon notice to the Company.

The Company agrees that it will not settle or compromise or consent to the entry of any judgment in, or otherwise seek to terminate any pending or threatened Action in respect of which indemnification, advancement, or contribution may be sought hereunder (whether or not any Indemnified Person is a party to such Action) unless the CEO has given his prior written consent, or the settlement, compromise, consent or termination (i) includes an express unconditional release of such Indemnified Person from all Losses arising out of such Action and (ii) does not include any admission or assumption of fault on the part of any Indemnified Person.

Notwithstanding anything in Section V of this Agreement to the contrary or inconsistent herewith, the provisions of this Section VII shall survive termination of this Agreement for whatever reason and regardless of which party terminates this Agreement.

VIII. DISCLOSURES

The CEO is not aware of any business relationship he has that creates a potential or actual conflict of interest with respect to the Company. Although the CEO is not aware of any relationships that connect him to any party in interest, because the CEO serves clients on a national basis, it is possible that the CEO may have or will render services to or have business associates with other entities which had or have relationships with the Company.

IX. REPRESENTATIONS

A.	By the Company.

The Company represents and warrants to the CEO that it has taken all necessary corporate and other action necessary for it to enter in to this Agreement and to enable the CEO to perform his duties and responsibilities hereunder. Further, the Company represents and warrants to the CEO that this Agreement, when executed by you and the undersigned is a valid and binding agreement on the part of the Company enforceable in accordance with its terms.

B.	By the CEO

The CEO represents and warrants to the Company that his acceptance of employment with the Company and the performance of his duties and responsibilities hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement or understanding to which he is a party or is otherwise bound.

X. GENERAL

A.	Complete Agreement

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any other prior communications, understandings and agreements (both written and oral) between the parties with respect to the subject matter hereof.

B.	Amendments

This Agreement may be modified, amended or supplemented only by a written agreement between the parties hereto. The CEO will not be responsible for performing any services not specifically described in this Agreement or in a subsequent writing signed by the parties.

C.	Governing Law

This Agreement and all controversies arising from or related to the performance hereunder shall be governed by, and construed in accordance with, the laws of the State of Colorado, without giving effect to such State’s conflicts of law principles.

D.	Severability

If any portion of this Agreement shall be determined to be invalid or unenforceable, the parties agree that the remainder shall be valid and enforceable to the maximum extent possible.

E.	Sole Benefit

This Agreement has been and is made solely for the benefit of the Company, Northpoint and the CEO and their respective successors and assigns, and no other person or entity shall acquire or have any right under or by virtue of this Agreement.

F.	Assignment

Neither party may assign or transfer its rights or obligations under this Agreement without the prior written consent of the other party.

G.	No Waivers

Each party agrees that no failure or delay by the other party in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

H.	Captions.

Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

I.	Counterparts.

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

J.	Notices

All notices required or permitted to be delivered under this Agreement shall be sent, if to the CEO, to the attention of the CEO, and if to the Company, to the attention of Marshall Diamond Goldberg. All notices under this Agreement shall be sufficient if delivered by facsimile, electronic mail, or overnight courier. Any notice shall be deemed to have been given only upon actual receipt. Mailed notices shall be addressed as set forth below, or to such other name or address as may be given in writing to the other party.

To the CEO:	Northpoint Energy Partners. LLC
555 North Point Center East
Alpharetta, GA 30022
Attn: Andrew Reckles
Facsimile:
Email: andy@northpointep.com

To the Company:	Legend Oil and Gas, Ltd.
555 North Point Center East, Ste. 401
Alpharetta, GA 30022
Attn: Warren Binderman
Facsimile:(678) 608-2565
Email: wbinderman@bindermanllc.com

Please confirm the foregoing is in accordance with your understanding by signing and returning a copy of this Agreement.

Sincerely,

Northpoint Energy Partners, LLC

By:
Name:	Andrew Reckles
Title:	Managing Partner

AGREED AND ACKNOWLEDGED:

Legend Oil and Gas, Ltd.

By:
Name:	Warren S. Binderman
Title:	President
Dated: